Exhibit 99.1

300 Throckmorton Street Fort Worth, TX 76102

KMG to Acquire Flowchem LLC

•	Acquisition establishes KMG as a leading global provider of performance products and services for improving pipeline operations and optimizing pipeline throughput
•	Significantly expands KMG’s product breadth and capabilities in the global market for pipeline services, providing compelling opportunities for growth
•	Adds a growing, profitable business with strong cash flow generation
•	Transaction is expected to be highly accretive to EBITDA, adjusted EBITDA margin and adjusted earnings per share immediately upon closing

FORT WORTH, Texas—(GLOBE NEWSWIRE)—April 24, 2017—KMG (NYSE: KMG), a global provider of specialty chemicals, today announced it has agreed to acquire Flowchem, a leading manufacturer of pipeline performance products, from Arsenal Capital Partners (Arsenal).

Founded in 2001 and based in Waller, Texas, Flowchem is a leading global provider of drag-reducing agents, related support services and equipment to midstream crude oil and refined fuel pipeline operators. Drag reducing agents, also known as DRAs, are specialty chemicals injected into midstream pipelines to reduce friction near the pipeline walls and within the turbulent fluid flowing through the pipeline network. By lessening fluid turbulence in pipelines, DRAs are highly effective in optimizing pipeline flow and lowering pipeline operating costs by increasing throughput capacity and reducing operating pressure.

Flowchem manufactures a broad family of DRAs, enabling the company to provide the most appropriate and effective DRA for its customers’ needs. Flowchem’s products include DRAs for light, medium or heavy crude oil; DRAs engineered for refined fuel products; and custom-engineered DRA solutions formulated to optimize any pipeline. As the second largest DRA provider globally, Flowchem serves more than 50 pipeline operators worldwide, as well as midstream service providers and distributors.

“We couldn’t be more excited to announce the acquisition of Flowchem and we welcome its talented team to KMG,” said Chris Fraser, KMG’s Chairman and CEO. “This transaction is a unique and compelling opportunity for KMG, expanding and strengthening our capabilities in the growing market for pipeline performance products and services. The acquisition of Flowchem is consistent with our longstanding strategy of acquiring established, well-managed businesses with strong cash flow, high barriers to entry and value-added products that provide essential performance enhancements for our customers.”

Mr. Fraser continued, “The acquisition of Flowchem immediately establishes KMG as a leading global supplier of DRAs, and provides a highly complementary and synergistic product offering to our existing valve lubricants, sealants and services business. This transaction builds scale and strengthens KMG’s value proposition to pipeline operators globally, as we provide a range of products and services designed to optimize pipeline

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efficiency, lower operating costs and enhance safety. We anticipate Flowchem will be significantly accretive to KMG’s EBITDA, margin and adjusted EPS.”

“We are delighted to join KMG,” said Manuel Silva III, Flowchem’s President. “This is an outstanding combination that brings together two companies dedicated to providing value-added products and services to optimize pipeline performance throughout the world. The common values we share with KMG, including a consistent focus on product performance and quality and an uncompromising commitment to our customers, position us for continued growth and success in the global energy market.”

“Flowchem has demonstrated impressive organic growth as it continues to provide unique solutions to the global oil pipeline industry. The company is strongly positioned for continued growth and the KMG platform will enable Flowchem to further support its customers and the market needs,” said John Televantos, Arsenal Partner and Co-Head of Arsenal’s Specialty Industrials Group.

KeyBanc Capital Markets acted as financial advisor to Arsenal and Flowchem.

Financial Details

Under the terms of the acquisition agreement, KMG will acquire Flowchem for a purchase price of $495 million, including working capital of approximately $17 million. The acquisition and associated transaction expenses will be funded with committed financing provided jointly by KeyBank and HSBC.

Over the last twelve months, Flowchem’s adjusted EBITDA was approximately $43 million with a cash conversion ratio of 99%.

The acquisition is subject to customary closing conditions, including approval pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with closing anticipated to occur mid-June, 2017.

Conference Call Information

KMG will host a conference call and webcast at 8:00 a.m. ET on Tuesday, April 25 to discuss the strategic acquisition of Flowchem. The webcast will be available live and archived on the investor relations section of KMG’s website at www.kmgchemicals.com. To access the conference call live, participants may dial [xxx-xxx-xxxx] or [xxx-xxx-xxxx] with participant passcode [1234567].

About KMG

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to select markets. The Company grows by acquiring and optimizing stable chemical product lines and businesses with established production processes. For more information, visit the Company's website at http://kmgchemicals.com.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of

Phone: 817.761.6100 ● Fax: 817.761.6001

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internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

KMG Investor Relations

Eric Glover, 817-761-6006

eglover@kmgchemicals.com

Phone: 817.761.6100 ● Fax: 817.761.6001

www.kmgchemicals.com ● NYSE: KMG